EXHIBIT 99.1
STRATA Skin Sciences Announces Closing of a $17 Million Equity Financing and the Formal Appointment of New Management to Accelerate Growth and Enrich its XTRAC® Business Strategy
Conference call and webcast tomorrow, May 30th at 8:30 am Eastern Time

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New Financing: Equity financing of $17 million led by Accelmed, a leading investment firm specializing in medical technologies, and joined by existing investors Broadfin Capital and Sabby Management and incoming CEO, Dr. Dolev Rafaeli

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Experienced Management: Dr. Dolev Rafaeli, formally named CEO of STRATA, brings significant history of success with XTRAC business. From 2011 to 2015 during his time as CEO of PhotoMedex, Dr. Rafaeli transformed the XTRAC business growing the installed base by 240%, increasing the per device recurring revenue by 220% and boosting the recurring business segment's gross margins from 39% to 68%

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XTRAC Business Model: STRATA, the global market leader of Laser devices for dermatological treatments, provides a vertically integrated array of value-added services to its physician partners. Following the equity financing, STRATA will be better positioned to become a platform company for dermatology procedures generating recurring revenue

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XTRAC Opportunity: STRATA's Recurring Revenue Business Model provides opportunities for top and bottom-line growth, with an available domestic market of over 35 million patients across all reimbursed indications

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XTRAC Technology: STRATA is developing a faster treatment protocol for skin clearance utilizing its proprietary OTD™ (Optimal Therapeutic Dose) device to achieve faster XTRAC treatment times and better patient outcomes

•	STRATA's commercial platform to be used to introduce new growth products aimed at clinical dermatologists
•	As part of financing STRATA issued 15,740,741 shares of common stock subject to customary post-closing adjustments and now has 33,495,801 shares of common stock outstanding and on as-converted basis

Horsham, PA, May 29, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) ("STRATA"), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that its shareholders have voted in favor of an equity financing, raising proceeds of $17 million. The financing was led by Accelmed Growth Partners ("AGP"), a private equity investment firm focused on value creation for medical device companies and technologies, through the establishment of platform companies. AGP was joined by current shareholders Broadfin Capital and Sabby Management, and incoming CEO, Dr. Dolev Rafaeli.

Financing Details and Amendment of MidCap Financial Trust Agreement
Of the $17 million in proceeds, $3 million will be used to pay down a portion of the current loan with MidCap Financial, as part of an amendment to the loan agreement that provides more favorable terms and covenants.

The remaining proceeds from the equity financing will fund growth opportunities for the Company by focusing on its core recurring revenue business and adding innovative medical devices, which can leverage STRATA's salesforce, customer relationships and current infrastructure in sales, marketing and reimbursement.

Appointment of New Chairman of the Board of Directors
Following the closing of the financing, Dr. Uri Geiger, Managing Partner of Accelmed, will be appointed Chairman of the STRATA Board. Dr. Geiger brings extensive entrepreneurial, management and investment know-how having created and built many successful medical device enterprises. Among his many accomplishments, Dr. Geiger served as CEO and Founder of Exalenz Bioscience Ltd. (TASE: EXEN), and of GalayOr Networks, and is a founding partner of Dragon Variation Fund, as well as most recently the Chairman of Cogentix Medical.

Dr. Geiger stated, "We are excited to become the majority shareholder of STRATA and confident that the combination of Dr. Rafaeli's leadership and Accelmed's proven track record of creating successful medtech platform companies will provide tremendous value to patients, physicians and shareholders."

Appointment of New Management with Experience in the XTRAC Business and Company Turnarounds
In conjunction with the closing of the financing, Dr. Dolev Rafaeli formally assumed the position of CEO, having served as the Company's interim CEO since April, 2018. Dr. Rafaeli has over 25 years of experience in the healthcare, medical device, consumer and industrial services fields. Prior to STRATA, he served as CEO of PhotoMedex (Nasdaq and TASE: PHMD), the company that founded the XTRAC business, and served on its Board from 2006 to 2017. It was under his leadership that PhotoMedex achieved sales growth from $19 million to over $300 million, driven by increases in brand portfolio, distribution channels and M&A transactions. During his tenure, the XTRAC business grew by 335%, and the XTRAC business gross margins grew from 39% to 68%.

Dr. Rafaeli stated, "I am thrilled to lead STRATA at this extraordinary time. The XTRAC device is a best-in-class UV technology for the treatment of psoriasis, vitiligo and other skin conditions. Our business model is differentiated by a combination of clinical superiority, unique value-added services – including a direct-to-patient engine that accelerates awareness and drives consigned XTRAC device utilization – and a reimbursement support team that confirms insurance benefits, thereby expediting the patient experience."

"Our immediate priority is to execute a comprehensive turnaround strategy to restore the growth potential of the business. The initial steps will include: 1) rebuilding the XTRAC business' value creation proposition for our physician partner accounts, 2) improving patient retention through improved clinical outcomes and protocol compliance, and 3) re-engaging our proven direct-to-consumer, end-to-end patient acquisition strategy to drive more patients into the dermatology practices," Dr. Rafaeli added, "We believe that stricter adherence to protocol compliance will lead to better clinical outcomes for patients, resulting in a higher patient retention rate for physicians. We also believe that our Optimal Therapeutic Dose (OTD) technology for XTRAC, currently in development, will jump start adherence to the preferred protocol, once deployed."
"Our nationwide network of XTRAC partner clinics offers a significant opportunity to increase market penetration in psoriasis and to broaden our market penetration with other approved indications, including vitiligo and atopic dermatitis (eczema)." Dr. Rafaeli concluded, "Lastly, we are formulating a strategy that is expected to drive revenue growth outside the U.S., where we currently enjoy significant market penetration in such markets as China, South Korea and the Middle East, to name a few."
The Company also announced the appointment of Matthew C. Hill as Chief Financial Officer, effective as of May 15, 2018. Mr. Hill brings to STRATA over two decades of experience in the medtech industry, having previously served as CFO of two publicly traded companies, Velcera, Inc. and EP Medystems Inc.
"I am thrilled to join STRATA at this exciting time and believe that the Company's portfolio of skin science technologies has enormous potential," said Matthew Hill, STRATA's Chief Financial Officer. "I look forward to growing with the Company and working with the management team to help STRATA become one of the leaders in the dermatology space."

Conference Call & Webcast
The management of STRATA will hold a conference call tomorrow, Wednesday, May 30, 2018 at  8:30 am Eastern Time to discuss the financing, the turnaround strategy, and the management and Board changes.  Dial-in and replay details are as follows:

Wednesday, May 30, 2018 @ 8:30 am Eastern Time
Domestic:	800-347-6311
International:	323-794-2094
Israel - local	1-809-212-909
Passcode:	7669358
Webcast:	http://public.viavid.com/index.php?id=129953

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations and research and development activities beginning at any time in the future, the public's reaction to the Company's new advertisements and marketing campaigns under development, and the Company's ability to build a leading franchise in dermatology and aesthetics, the Company's ability to grow revenues  and sustain that growth, and the Company's ability to secure FDA 510k clearance for the OTD device, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's 10K filed with the SEC on March 30, 2018.

Investor Contacts:
Dr. Dolev Rafaeli, Chief Executive Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-597-6989
ir@strataskin.com	Bob@LifeSciAdvisors.com